Exhibit 99.1

Teladoc Health Reports Second-Quarter 2022 Results

●	Second quarter revenue grows 18% year-over-year to $592.4 million.

●	Net loss per share of $19.22, primarily driven by non-cash goodwill impairment charge of $3.0 billion, or $18.78 per share.

●	Primary360 adds multiple new clients, and new capabilities, as early momentum continues

PURCHASE, NY, July 27, 2022— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the second quarter ended June 30, 2022.

“Teladoc Health delivered solid second quarter results with significant progress against our whole person care strategy, including growing momentum in Primary360”, said Jason Gorevic, chief executive officer of Teladoc Health.

“While we continue to see increased uncertainty in the macroeconomic backdrop, we remain confident in our ability to execute against our strategy to deliver a unified care experience that we believe only Teladoc Health has the breadth and scale to achieve.”

Key Financial Data
($ thousands, unaudited)
	Quarter Ended		Year over Year	Six Months Ended		Year over Year
	June 30,		Change	June 30,		Change
	2022	2021		2022	2021
Revenue	$592,379	$503,139	18%	$1,157,729	$956,814	21%

Net Loss	$(3,101,461)	$(133,819)	N/M	$(9,775,984)	$(333,468)	N/M
Net Loss per share, basic and diluted	$(19.22)	$(0.86)	N/M	$(60.72)	$(2.16)	N/M

Adjusted EBITDA*	$46,711	$66,784	(30)%	$101,208	$123,388	(18)%

* A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these Non-GAAP measures is also included below under the heading “Non-GAAP Financial Measures.”

nm – Not meaningful

Second Quarter 2022

Revenue increased 18% to $592.4 million from $503.1 million in the second quarter of 2021. Access fees revenue grew 20% to $518.7 million and visit fee revenue grew 7% to $66.7 million. U.S. Revenues grew 18% to $521.4 million and International revenues grew 13% to $71.0 million.

Non-cash goodwill impairment charge of $3.0 billion was recorded in the second quarter of 2022. The non-cash charge had no impact on the provision for income taxes.

Net loss totaled $3,101.5 million, or ($19.22) per share, for the second quarter of 2022, compared to $133.8 million, or ($0.86) per share, for the second quarter of 2021. Results for the second quarter of 2022 primarily included a non-cash goodwill impairment charge of $3,030.0 million, or

($18.78) per share, as well as stock-based compensation expense of $51.0 million, or ($0.32) per share, and amortization of acquired intangibles of $49.1 million, or ($0.30) per share.

Results for the second quarter of 2021 included stock-based compensation expense of $83.0 million, or ($0.53) per share, amortization of acquired intangibles of $46.1 million, or ($0.30) per share, loss on extinguishment of debt $31.4 million, or ($0.20) per share, and non-cash income taxes charges of $3.2 million, or ($0.02) per share.

Adjusted EBITDA* decreased 30% to $46.7 million, compared to $66.8 million for the second quarter of 2021.

GAAP gross margin, which includes depreciation and amortization, was 68.2 percent for the second quarter of 2022, compared to 67.9 percent for the second quarter of 2021.

Adjusted gross margin* was 69.2 percent for the second quarter of 2022, compared to 68.1 percent for the second quarter of 2021.

Average revenue per U.S. paid member increased to $2.60 in the second quarter of 2022, from $2.31 in the second quarter of 2021.

Six Months Ended June 30, 2022

Revenue increased 21% to $1,157.7 million from $956.8 million in the first half of 2021. Access fees revenue grew 24% to $1,010.1 million, and visit fee revenue grew 10% to $134.7 million. U.S. Revenues grew 21% to $1,012.6 million, and International revenues grew 20% to $145.1 million for the first half of 2022.

Non-cash goodwill impairment charges of $9.6 billion were recorded in the first half of 2022. The non-cash charges had no impact on the provision for income taxes.

Net loss totaled $9,776.0 million, or ($60.72) per share, for the first half of 2022, compared to $333.5 million, or ($2.16) per share, for the first half of 2021. Results for the first half of 2022 primarily included non-cash goodwill impairment charges of $9,630.0 million, or ($59.81) per share, as well as stock-based compensation expense of $111.4 million, or ($0.69) per share, and amortization of acquired intangibles of $98.5 million, or ($0.61) per share.

Results for the first half of 2021 included stock-based compensation expense of $169.3 million, or ($1.10) per share, amortization of acquired intangibles of $90.9 million, or ($0.59) per share, loss on extinguishment of debt $42.9 million, or ($0.28) per share, and non-cash income taxes charges of $90.2 million, or ($0.59) per share.

Adjusted EBITDA* decreased 18% to $101.2 million compared to $123.4 million for the first half of 2021.

GAAP gross margin, which includes depreciation and amortization, was 67.1 percent for the first half of 2022, compared to 67.4 percent for the first half of 2021.

Adjusted gross margin* was flat at 68.1 percent for the first half of 2022 and 2021.

Average revenue per U.S. paid member increased to $2.56 in the first half of 2022, from $2.20 in the first half of 2021.

Financial Outlook

The company is maintaining its previously issued revenue and adjusted EBITDA outlook for the fiscal year ending December 31, 2022. However, based on current trends in the market, management now expects results to be toward the lower end of those ranges.

Teladoc Health provides an outlook based on current market conditions and expectations and what we know today. In addition, given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, this is an evolving situation and circumstances may change. Based on what we know today, we believe our outlook ranges provide a reasonable baseline for 2022 financial performance.

For the third quarter of 2022, we expect:

3Q 2022 Outlook Range
Revenue	$600 - $620 million
EBITDA	($46) - ($29) million
Adjusted EBITDA	$35 - $45 million
Net loss per share	($0.85) - ($0.60)
Total U.S. Paid Membership	55.5 - 56.5 million
Visit Fee Only Access	~24 million
Total Visits	4.8 - 5.0 million

For the full year 2022, we expect:

Full Year 2022 Outlook Range
Revenue	$2,400 - $2,500 million
EBITDA	($41) - $8 million
Adjusted EBITDA	$240 - $265 million
Net loss per share	($62.00) - ($61.00)
Total U.S. Paid Membership	55.0 - 56.5 million
Visit Fee Only Access	~24 million
Total Visits	18.8 - 19.3 million

Earnings Conference Call

The second quarter 2022 earnings conference call and webcast will be held Wednesday, July 27, 2022 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-844-200-6205 for U.S. participants, or 1-929-526-1599 for international participants, and referencing Conference ID Number: 303657; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked #1 among direct-to-consumer telehealth providers in the J.D. Power 2021 U.S. Telehealth Satisfaction Study, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, future numbers of visits, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of impairment losses; (viii) risks relating to impairment losses, including with respect to goodwill; and (ix) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Revenues and Summary Operating Metrics

Revenue ($ thousands, except Average U.S.	Quarter Ended		Year over Year	Six Months Ended		Year over Year
Revenue Per Member)	June 30,		Change	June 30,		Change
	2022	2021		2022	2021
Access Fees Revenue
U.S.	$450,426	$371,591	21%	$871,572	$699,144	25%
International	68,304	59,474	15%	138,495	114,027	21%
Total	518,730	431,065	20%	1,010,067	813,171	24%

Visit Fee Revenue
U.S.	64,240	59,196	9%	128,713	116,324	11%
International	2,493	3,058	(18)%	5,948	6,441	(8)%
Total	66,733	62,254	7%	134,661	122,765	10%

Other
U.S.	6,720	9,363	(28)%	12,301	20,034	(39)%
International	196	457	(57)%	700	844	(17)%
Total	6,916	9,820	(30)%	13,001	20,878	(38)%

Total Revenue	$592,379	$503,139	18%	$1,157,729	$956,814	21%

U.S. Revenue	$521,386	$440,150	18%	$1,012,586	$835,502	21%
International Revenue	70,993	62,989	13%	145,143	121,312	20%
Total Revenue	$592,379	$503,139	18%	$1,157,729	$956,814	21%

Average U.S. Revenue Per Member (1)	$2.60	$2.31	13%	$2.56	$2.20	16%

Visits	Quarter Ended		Year over Year		Six Months Ended		Year over Year
(thousands)	June 30,		Change		June 30,		Change
	2022	2021			2022	2021
U.S. Visits	3,604	2,723	32%		7,016	5,184	35%
International Visits	1,055	929	14%		2,153	1,810	19%
Total Visits	4,659	3,652	28%		9,169	6,994	31%

Utilization (2)	24.0%	19.1%	492	pt	23.7%	18.3%	542	pt

Platform-Enabled Sessions (3)	1,040	1,017	2%		2,215	2,109	5%

Total Visits & Sessions Provided & Enabled	5,699	4,669	22%		11,384	9,103	25%

Membership and Visit Fee Only Access	Quarter Ended		Year over Year
(millions)	June 30,		Change
	2022	2021
U.S. Paid Membership	56.6	52.0	9%

U.S. Visit Fee Only Access	24.0	22.0	9%

Unique Chronic Care Members (4)	0.798	0.709	13%

(1) Average U.S. Revenue Per Member measures the average amount of access revenue that the Company generates from a U.S. paid member for a particular period. It is calculated by dividing the U.S. access revenue generated from the Company’s U.S. paid members, excluding certain non-member based access fees, by the total average number of U.S. paid members during the applicable period.

(2) Utilization measures the ratio of visits to total U.S. paid members. It is calculated by dividing visits during a particular period (excluding visit fee only visits) by U.S. paid members in the applicable period and annualizing the result.

(3) Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

(4) Unique Chronic Care Members represent the number of unique individuals enrolled in our suite of chronic care programs at the end of a given period.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$592,379	$503,139	$1,157,729	$956,814
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	182,470	160,273	369,495	306,232
Operating expenses:
Advertising and marketing	164,574	103,221	298,174	192,660
Sales	57,930	63,856	116,259	128,649
Technology and development	80,826	80,759	168,238	158,767
General and administrative	110,868	111,216	215,791	216,388
Acquisition, integration, and transformation costs	2,892	11,421	7,399	17,744
Depreciation and amortization	59,371	51,341	118,304	100,000
Goodwill impairment	3,030,000	0	9,630,000	0
Total expenses	3,688,931	582,087	10,923,660	1,120,440
Loss from operations	(3,096,552)	(78,948)	(9,765,931)	(163,626)
Loss on extinguishment of debt	(0)	31,419	(0)	42,878
Other expense (income), net	1,760	(217)	1,036	(5,869)
Interest expense, net	4,337	20,473	9,817	42,598
Net loss before provision for income taxes	(3,102,649)	(130,623)	(9,776,784)	(243,233)
Provision for income taxes	(1,188)	3,196	(800)	90,235
Net loss	$(3,101,461)	$(133,819)	$(9,775,984)	$(333,468)

Net loss per share, basic and diluted	$(19.22)	$(0.86)	$(60.72)	$(2.16)

Weighted-average shares used to compute basic and diluted net loss per share	161,377,695	156,055,090	161,002,075	154,187,739

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$2,123	$1,786	$4,319	$4,148
Advertising and marketing	3,198	4,815	6,909	9,897
Sales	10,709	18,953	22,781	40,120
Technology and development	15,785	27,699	33,872	54,425
General and administrative	19,185	29,717	43,555	60,680
Total stock-based compensation expense (1)	$51,000	$82,970	$111,436	$169,270

(1) Excluding the amount capitalized related to internal software development projects.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net loss	$(9,775,984)	$(333,468)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	9,630,000	0
Depreciation and amortization	118,304	100,000
Depreciation of rental equipment	1,486	1,663
Amortization of right-of-use assets	6,540	5,858
Provision for doubtful accounts	5,857	7,534
Stock-based compensation	111,436	169,270
Deferred income taxes	(2,528)	83,823
Accretion of interest	1,659	32,566
Loss on extinguishment of debt	0	39,782
Gain on sale of investment	0	(5,901)
Other, net	0	38
Changes in operating assets and liabilities:
Accounts receivable	(43,948)	(16,573)
Prepaid expenses and other current assets	(20,195)	(26,758)
Inventory	11,974	(2,234)
Other assets	(17,453)	1,919
Accounts payable	47,417	(4,741)
Accrued expenses and other current liabilities	20,712	5,380
Accrued compensation	(38,328)	(35,606)
Deferred revenue	10,823	17,205
Operating lease liabilities	(7,266)	(5,833)
Other liabilities	216	267
Net cash provided by operating activities	60,722	34,191
Investing activities:
Capital expenditures	(6,455)	(4,405)
Capitalized software	(69,213)	(21,508)
Proceeds from marketable securities	0	50,000
Proceeds from the sale of investment	0	10,901
Acquisitions of business, net of cash acquired	(0)	(56,336)
Other, net	3,264	3,150
Net cash used in investing activities	(72,404)	(18,198)
Financing activities:
Net proceeds from the exercise of stock options	4,980	17,781
Repurchase of 2022 Notes	0	(137)
Proceeds from advances from financing companies	5,113	7,924
Payment against advances from financing companies	(7,789)	(8,122)
Proceeds from employee stock purchase plan	1,972	11,031
Cash received for withholding taxes on stock-based compensation, net	54	5,159
Other, net	(2,848)	(98)
Net cash provided by financing activities	1,482	33,538
Net decrease in cash and cash equivalents	(10,200)	49,531
Foreign exchange difference	(2,119)	869
Cash and cash equivalents at beginning of the period	893,480	733,324
Cash and cash equivalents at end of the period	$881,161	$783,724

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$881,161	$893,480
Short-term investments	2,539	2,537
Accounts receivable, net of provision of $15,095 and $12,384, respectively	205,434	168,956
Inventories	60,260	73,079
Prepaid expenses and other current assets	107,875	87,387
Total current assets	1,257,269	1,225,439
Property and equipment, net	27,403	27,234
Goodwill	4,858,196	14,504,174
Intangible assets, net	1,872,172	1,910,278
Operating lease - right-of-use assets	49,795	46,780
Other assets	37,940	20,703
Total assets	$8,102,775	$17,734,608
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$94,371	$47,257
Accrued expenses and other current liabilities	127,187	102,933
Accrued compensation	51,594	91,941
Deferred revenue-current	86,254	75,569
Advances from financing companies	12,073	13,313
Total current liabilities	371,479	331,013
Other liabilities	1,609	1,492
Operating lease liabilities, net of current portion	44,274	41,773
Deferred revenue, net of current portion	3,373	3,834
Advances from financing companies, net of current portion	7,855	9,291
Deferred taxes, net	55,926	75,777
Convertible senior notes, net	1,533,609	1,225,671
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 161,892,008 shares and 160,469,325 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	162	160
Additional paid-in capital	17,239,092	17,473,336
Accumulated deficit	(11,124,740)	(1,421,454)
Accumulated other comprehensive loss	(29,864)	(6,285)
Total stockholders’ equity	6,084,650	16,045,757
Total liabilities and stockholders’ equity	$8,102,775	$17,734,608

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; goodwill impairment; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; goodwill impairment; loss on extinguishment of debt; stock-based compensation; and acquisition, integration, and transformation costs.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA, nor adjusted EBITDA should be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect goodwill impairment;
●	EBITDA and adjusted EBITDA do not reflect the interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of the provision for income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other expense (income), net;
●	adjusted EBITDA does not reflect the significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$592,379	$503,139	$1,157,729	$956,814
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(182,470)	(160,273)	(369,495)	(306,232)
Depreciation and amortization of intangible assets	(6,167)	(1,240)	(11,286)	(5,354)
Gross Profit	403,742	341,626	776,948	645,228
Depreciation and amortization of intangible assets	6,167	1,240	11,286	5,354
Adjusted gross profit	$409,909	$342,866	$788,234	$650,582

Gross margin	68.2%	67.9%	67.1%	67.4%
Adjusted gross margin	69.2%	68.1%	68.1%	68.0%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, except for outlook data, unaudited)

	Quarter Ended		Six Months Ended		Outlook in millions (1)
	June 30,		June 30,		Third Quarter	Full Year
	2022	2021	2022	2021	2022	2022
Net loss	$(3,101,461)	$(133,819)	$(9,775,984)	$(333,468)	$(138) - ($96)	$(9,967) - ($9,866)
Adjustments:
Goodwill impairment	3,030,000	0	9,630,000
Loss on extinguishment of debt	(0)	31,419	(0)	42,878
Other expense (income), net	1,760	(217)	1,036	(5,869)
Interest expense, net	4,337	20,473	9,817	42,598
Provision for income taxes	(1,188)	3,196	(800)	90,235
Depreciation and amortization	59,371	51,341	118,304	100,000
Total Adjustments	3,094,280	106,212	9,758,357	269,842	92 - 67	9,926 - 9,874
EBITDA	(7,181)	(27,607)	(17,627)	(63,626)	(46) - (29)	(41) - 8
Adjustments:
Stock-based compensation	51,000	82,970	111,436	169,270
Acquisition, integration, and transformation costs	2,892	11,421	7,399	17,744
Total Adjustments	53,892	94,391	118,835	187,014	81 - 74	281 - 257
Adjusted EBITDA	$46,711	$66,784	$101,208	$123,388	$35 - $45	$240 - $265

(1) We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as goodwill impairment, stock-based compensation and the related tax impact, provision for income taxes and acquisition, integration, and transformation costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com